NEWS FOR IMMEDIATE RELEASE: NOVEMBER 10, 2008

MESA LABS REPORTS HIGHER QUARTERLY SALES AND EARNINGS

LAKEWOOD, CO - Mesa Laboratories, Inc. (NASDAQ:MLAB) today reported significantly higher sales and earnings for both its fiscal second quarter and six months ended September 30, 2008.

Highlights:
•	Second quarter revenues increase 17% over last fiscal year
•	Second quarter pre-tax income increases 8% over last fiscal year
•	Second quarter net income increases 6% over last fiscal year

For the second quarter of fiscal 2009, net sales increased 17 percent to $5,679,000 from $4,868,000 in the same quarter last year. Net income for the quarter increased six percent to $1,353,000 or $.42 per diluted share compared to $1,279,000 or $.39 per diluted share one year ago.

For the first six months of fiscal 2009, net sales increased 17 percent to $10,734,000 from $9,154,000 in the same period last year. Net income for the first six months increased three percent to $2,370,000 or $.73 per diluted share compared to $2,294,000 or $.70 per share one year ago.

“We are pleased with Mesa’s financial performance this quarter,” said John J. Sullivan, President and Chief Operating Officer. “The revenue for all three core product lines increased substantially over both this quarter last fiscal year and the first quarter of this fiscal year. These increased revenues translated into improved profitability. Our gross margins, earnings before taxes and net income all increased substantially compared to the first quarter of this fiscal year and are within historical ranges. I am particularly pleased with our net income this quarter which increased to 23.8% of sales, slightly above the level for all of fiscal 2008.”

“Looking ahead we are cautiously optimistic that the sales momentum that has built up in our three core product lines will carry on through the remaining fiscal year,” continued John Sullivan. “All of our products are sold primarily into highly regulated industries and are therefore somewhat less prone to the ups and downs of discretionary capital spending. Having said that, we will take appropriate actions to maintain Mesa’s excellent profitability, if that becomes necessary.”

During the second quarter and first six months of fiscal 2009, sales of the Company’s medical products and services increased 18 percent and 16 percent, respectively, compared to the prior year periods. The increase over these periods was due chiefly to higher sales of the Company’s dialysate meters and parts and service.

During the second quarter and first six months of fiscal 2009, sales of DataTrace data logger products increased compared to the prior year. For the quarter, DataTrace sales increased
13 percent compared to the same period last year, while sales increased 22 percent for the six month period compared to the same period last year. The increase in DataTrace sales during the quarter reflects higher shipments of the new Micropack RF and Micropack III Humidity products, while the increase for the six month period is attributable chiefly to higher Micropack RF, Micropack III and High Temperature Thermal Barriers.

Second quarter and first six months of fiscal 2009 sales of Raven biological indicator products increased 17 percent and 14 percent, respectively, compared to the prior year period. The increase in Raven sales for the quarter was due to increases in sales of Prospore, Protest and Chemical Indicator products. The increase during the first six month period was also helped by an increase in sales of the company’s core spore strip product line.

Profitability for the second quarter and six month periods of fiscal 2009 were up compared to the prior fiscal year due chiefly to the increase in revenues. The increases in net profits for the quarter and six month periods were less than the overall sales increase for the period due to several reasons, which included higher sales of thermal barriers in the Datatrace line, higher sales of chemical indicator products in the Raven line and a higher contribution to the sales increases over the first six months of the fiscal year from sales in international markets. In addition to these gross margin issues, Administrative costs and Research and Development cost increases also expanded at a rate greater than the increase in net sales for both the current three and six month periods of this fiscal year.

During the first six months of fiscal 2009, the Company repurchased 3,115 shares of our common stock under a previously announced buyback plan for approximately $67,000. In addition, the Company has a remaining commitment of approximately $235,000 for capital equipment to automate certain manufacturing processes for its Raven line of biological indicators at September 30, 2008. This equipment was delivered in early October of this year. Once testing and implementation of this equipment is completed later in the third quarter of fiscal 2009, we do expect to realize improvements in both our manufacturing costs and delivery times for the affected products.

As discussed in its dividend announcement today, since establishing the regular quarterly dividend in November of 2003, the Board has maintained a policy of reviewing the Company’s dividend annually at its regular November meeting. While the Board believes that the Company has the capacity to raise the dividend at this time, they have chosen to maintain the dividend at the current rate of $.10 per share of common stock and exercise caution with the Company’s cash assets given the current disruptions in the credit markets and the Company’s desire to further its growth through acquisitions which may utilize a large portion of those assets in the future.

Mesa Laboratories develops, acquires, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and medical applications.

This news release contains forward-looking statements which involve risks and uncertainties. The Company’s actual results could differ materially from those in any such forward-looking statements. Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form-10K for the year ended March 31, 2008 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.

FINANCIAL SUMMARY

STATEMENT OF EARNINGS (Unaudited)
	Quarter Ended September 30		Six Months Ended September 30
	2008	2007	2008	2007
Net Sales	$5,679,000	$4,868,000	$10,734,000	$9,154,000
Cost of Goods	2,033,000	1,583,000	3,883,000	2,968,000
Gross Profit	3,646,000	3,285,000	6,851,000	6,186,000
Operating Expense	1,552,000	1,363,000	3,220,000	2,750,000
Operating Income	2,094,000	1,922,000	3,631,000	3,436,000
Other (Income) & Expense	(34,000)	(49,000)	(63,000)	(96,000)
Earnings Before Taxes	2,128,000	1,971,000	3,694,000	3,532,000
Income Taxes	775,000	692,000	1,324,000	1,238,000
Net Income	$1,353,000	$1,279,000	$2,370,000	$2,294,000

Earnings Per Share (Basic)	$.43	$.40	$.75	$.72
Earnings Per Share (Diluted)	$.42	$.39	$.73	$.70

Average Shares (Basic)	3,179,000	3,169,000	3,175,000	3,170,000
Average Shares (Diluted)	3,258,000	3,288,000	3,259,000	3,289,000

BALANCE SHEETS	(Unaudited)
	Sept. 30	March 31
	2008	2008.
Cash and Short-term
Investments	$6,728,000	$5,770,000
Other Current Assets	9,363,000	8,641,000.
Total Current Assets	16,091,000	14,411,000
Property and Equipment	3,477,000	3,488,000
Other Assets	7,577,000	7,634,000.

Total Assets	$27,145,000	$25,533,000

Liabilities	$1,508,000	$1,794,000
Stockholders’ Equity	25,637,000	23,739,000

Total Liabilities and Equity	$27,145,000	$25,533,000

CONTACTS:
Luke R. Schmieder; CEO- Chairman of the Board of Directors
John J. Sullivan, President-COO
Steven W. Peterson; VP Finance-CFO
Mesa Laboratories, Inc.
303.987.8000

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